As filed with the Securities and Exchange Commission on March 26, 2013

Investment Company Act File No. 811-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT

TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: The Cushing® American Renaissance Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

8117 Preston Road, Suite 440

Dallas, Texas 75225

Telephone Number (including area code):

(214) 692-6334

Name and address of agent for service of process:

Jerry V. Swank

Cushing® MLP Asset Management, LP

8117 Preston Road, Suite 440

Dallas, Texas 75225

With copies of Notices and Communications to:

Phil H. Harris, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES    ☒                     NO    ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Dallas and the state of Texas on March 26, 2013.

THE CUSHING® AMERICAN RENAISSANCE FUND

By:	/s/ Jerry V. Swank
Jerry V. Swank
Sole Trustee and Chief Executive Officer

Attest:	/s/ Barry Y. Greenberg
Barry Y. Greenberg
Secretary

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